CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Pre-Effective Amendment No. 1 to Registration
Statement No. 333-140930 on Form N-1A of our report dated July 26, 2007, relating to the Statements of Assets and Liabilities of Morgan Stanley FX Series
Funds, comprising of The FX Alpha Portfolio and The FX Alpha Plus Portfolio,
appearing in the Statement of Additional Information, which is part of such
Registration Statement, and to the references to us under the headings
"Custodian and Independent Registered Public Accounting Firm" and "Financial
Statements" in the Statement of Additional Information.

/s/ Deloitte & Touche LLP
New York, New York
July 27, 2007